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                                                                    EXHIBIT 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release



                     DOMINION RESOURCES BLACK WARRIOR TRUST
                     ANNOUNCES 3RD QUARTER CASH DISTRIBUTION


         DALLAS, TEXAS, AUGUST 19, 2003--Dominion Resources Black Warrior Trust today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.616863 per unit. The distribution will be payable September 8, 2003 to unitholders of record on August 29, 2003, according to the Trustee, Bank of America, N.A.

This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from April 1, 2003 to June 30, 2003. DBWB reported that production attributable to the Trust's overriding royalty interests was approximately 1.3 billion cubic feet during this period. Prices for the quarter to the trust averaged $4.18 per mcf.

The Section 29 tax credits that unitholders were previously entitled to, expired on December 31, 2002, wth no extension of such credits in place. Currently there is no pending legislation in the U.S. Congress that would extend these credits for pre-existing production, that the Trustee is aware of.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by DBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol "DOM".

For more information on Dominion Resources Black Warrior Trust, please visit our website at www.dom-dominionblackwarriortrust.com.


                                      * * *


CONTACT:
                  Ron E. Hooper, Senior Vice President
                  Bank of America, N.A., Trustee
                  (800) 365-6548